As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Select Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-4561945 (I.R.S. Employer Identification No.)

1400 Post Oak, Suite 400
Houston, TX 77056

(Address of principal executive offices, including zip code)

Select Energy Services, Inc.
2016 Equity Incentive Plan

(Full title of the plan)

Adam R. Law
1400 Post Oak, Suite 400
Houston, TX 77056

(713) 296-1000

(Name, address and telephone number of agent for service)

Copies to:

David P. Oelman
Alan Beck
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A common Stock, $0.01 par value per share	4,402,788 shares	$15.285	$67,296,614.58	$8,378.43

(1)         This Registration Statement (as defined below) registers an aggregate of 4,402,788 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Select Energy Services, Inc. (the “Registrant”) that may be delivered with respect to awards under the Select Energy Services, Inc. 2016 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares consist of (a) 104,400 shares of Common Stock reserved and available for delivery with respect to awards under the Plan, pursuant to the formulation set forth in the Plan, on account of the underwriter’s exercise of their over-allotment option in connection with the Registrant’s initial public offering , (b) 1,011,087 shares of Common Stock reserved and available for delivery with respect to awards under the Plan on account of the assumption of the Rockwater Energy Solutions, Inc. Amended and Restated 2017 Long Term Incentive Plan (the “Assumed Plan”) in connection with that certain Agreement and Plan of Merger by an among the Registrant, Rockwater Energy Solutions, Inc. and certain merger subsidiaries, dated July 18, 2017 (the “Merger Agreement”), (c) 2,887,048 shares of Common Stock related to substitute awards to be granted under the Plan following the conversion of outstanding equity awards originally granted under the Assumed Plan in accordance with the Merger Agreement and (d) 400,253 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)         The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on October 27, 2017.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

The Registrant is filing this Form S-8 registration statement (the “Registration Statement”) pursuant to General Instruction E of Form S-8 to register an additional 4,402,788 shares of Common Stock that may or will be delivered under the Plan. Such shares represent (i) shares of Common Stock that became available for delivery under the Plan, pursuant to the formulation set forth in the Plan, upon the underwriter’s exercise of their over-allotment option in connection with the Registrant’s initial public offering, (ii) shares of Common Stock that remain available for delivery under the Assumed Plan, which is being assumed in connection with the Merger Agreement, (iii) shares of Common Stock related to substitute awards granted under the Plan following the conversion of outstanding equity awards that were originally granted under the Assumed Plan in accordance with the Merger Agreement, and (iv) shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

The contents of the Registrant’s registration statement on Form S-8, filed on April 28, 2017, relating to the Plan is hereby incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.   Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Third Amended and Restated Certificate of Incorporation of Select Energy Services, Inc.

4.2

Amended and Restated Bylaws of Select Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-216404) filed with the Commission on March 2, 2017).

4.3

Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-8 Registration Statement (File No. 333-217561) filed with the Commission on April 28, 2017).

4.4*	First Amendment to the Select Energy Services, Inc. 2016 Equity Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 1, 2017.

Select Energy Services, Inc.

By:	/s/ Holli C. Ladhani
Name:	Holli C. Ladhani
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Holli C. Ladhani, Gary M. Gillette and Adam R. Law, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2017.

Signature	Title

/s/ John D. Schmitz	Executive Chairman
John D. Schmitz

/s/ Holli C. Ladhani	President, Chief Executive Officer and Director
Holli C. Ladhani	(Principal Executive Officer)

/s/ Gary M. Gillette	Chief Financial Officer and Senior Vice President
Gary M. Gillette	(Principal Financial Officer and Principal Accounting Officer)

/s/ David C. Baldwin	Director
David C. Baldwin

/s/ Richard A. Burnett	Director
Richard A. Burnett

/s/ Robert V. Delaney	Director
Robert V. Delaney

/s/ Adam J. Klein	Director
Adam J. Klein

/s/ Keith O. Rattie	Director
Keith O. Rattie

/s/ David A. Trice	Director
David A. Trice

/s/ Douglas J. Wall	Director
Douglas J. Wall